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                                                               EXHIBIT 99(a)(34)

              WAIVER OF CERTAIN PROVISIONS OF STANDSTILL AGREEMENT

         THIS WAIVER OF CERTAIN TERMS OF STANDSTILL AGREEMENT (the "Waiver"), dated the 22nd day of June 2003, is made by and between Comshare, Incorporated, a Michigan corporation ("Comshare"), on the one hand, and Codec Systems Limited ("Codec") and Anthony Stafford ("Stafford"), on the other.

         WHEREAS, Comshare, Codec and Stafford have entered into that certain Standstill Agreement, dated the 15th day of August 2002 (the "Standstill Agreement"); and

         WHEREAS, Comshare is entering into an Agreement and Plan of Merger with Geac Computer Corporation Ltd., a corporation governed by the Canada Business Corporations Act ("Parent") and Conductor Acquisition Corp., a Michigan corporation and a wholly-owned subsidiary of Parent ("Merger Subsidiary"); and

         WHEREAS, as a condition to the willingness of Parent and Merger Subsidiary to enter into the Merger Agreement, each of Parent and Merger Subsidiary has required that Codec and Stafford enter into a certain Voting and Tender Agreement (the "Voting Agreement") by and among Parent, Merger Subsidiary, Codec and Stafford, the performance of certain terms of which would be in violation of the Standstill Agreement; and

         WHEREAS, each of the parties hereto desire that Codec and Stafford enter into and perform their obligations under the Voting Agreement.

         NOW, THEREFORE, in consideration of the premises and the representations, warranties, and agreements contained herein, and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto mutually agree as follows:

         1. Waiver of Certain Provisions. Comshare hereby waives the obligations of each of Codec and Stafford to comply with the provisions of each of Sections 5, 6, 7, and 8 of the Standstill Agreement to the extent required to permit Codec and Stafford to enter into and perform their obligations under the Voting Agreement. Comshare hereby expressly consents to the performance by each of Codec and Stafford of their obligations under the Voting Agreement and agrees that the performance of such obligations will not constitute a breach of the Standstill Agreement by either Codec or Stafford.

         2. Full Force and Effect. Except as expressly set forth herein, the Standstill Agreement shall continue in full force and effect in accordance with the provisions thereof on the date hereof. Comshare hereby expressly limits its waiver and consent to the obligations of Codec and Stafford contemplated by the Voting Agreement.

         3. Entire Agreement. This Waiver constitutes the entire agreement between the parties hereto pertaining to the subject matter hereof and supersedes all prior and contemporaneous agreements, understandings, negotiations and discussions of the parties in connection therewith not referred to herein.

         4. Counterparts; Facsimile. This Waiver may be executed in any number of counterparts and by the parties hereto in separate counterparts, and signature pages may be



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delivered by facsimile, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

         5. Headings. The headings in this Waiver are for convenience of reference only and shall not limit or otherwise affect the meaning hereof.

         6. Governing Law. This Waiver shall be governed by and construed and enforced in accordance with the laws of the State of Michigan, without regard to choice of law principles that would compel the application of the laws of any other jurisdiction.

         7. Jurisdiction, Service of Process. Any action or proceeding seeking to enforce any provision of, or based on any right arising out of, this Waiver may be brought against any of the parties in the courts of the State of Michigan, County of Washtenaw, or, if it has or can acquire jurisdiction, in the United States District Court for the Eastern District of Michigan, Southern Division, and each of the parties consents to the jurisdiction of such courts (and of the appropriate appellate courts) in any such action or proceeding and waives any objection to venue laid therein. Process in any action or proceeding referred to in the preceding sentence may be served on any party anywhere in the world.

         8. Severability. In the event one or more of the provisions of this Waiver should, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this Waiver, and this Waiver shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.

         9. Successors and Assigns. This Waiver shall not be assignable by any of the parties to this Waiver. This Waiver, however, shall be binding on successors of the parties hereto.

         10. Amendments. This Waiver may not be modified, amended, altered or supplemented except upon the execution and delivery of a written agreement executed by all of the parties hereto.

         24. Further Action. Each party agrees to execute any and all documents, and to do and perform any and all acts and things necessary or proper to effectuate or further evidence the terms and provisions of this Waiver.

                           [Signatures on next page.]



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         IN WITNESS WHEREOF, the parties hereto have executed this Waiver as of the day and year first above written.

                                 COMSHARE, INCORPORATED



                                 By:    /s/ Dennis G. Ganster
                                        ---------------------------------------
                                        Dennis G. Ganster
                                 Its: Chairman, President and Chief Executive Officer



                                 CODEC SYSTEMS LIMITED



                                 By:    /s/ Anthony Stafford
                                        ---------------------------------------

                                 Its:   Chief Executive Officer
                                        ---------------------------------------



                                 /s/ Anthony Stafford
                                 ----------------------------------------------
                                 Anthony Stafford




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